Exhibit 16.1

J&S ASSOCIATE PLT

B-11-14, Megan Avenue II

12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia

Tel: +603-4813 9469

February 9, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read Item 4.01 of Form 8-K of Cosmo Group Holdings Inc., which we understand will be filed with the Securities and Exchange Commission on or soon after February 9, 2023 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ J&S Associate PLT